Exhibit 10.2

BKV-BPP POWER LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of
January 30, 2026

i

Article 6. DISTRIBUTIONS		20
6.1	Reserves	20
6.2	Distributions	20
6.3	No Deficit Restoration by Members	21
6.4	Withholding	21

Article 7. RIGHTS AND OBLIGATIONS OF MEMBERS		22
7.1	Limited Liability	22
7.2	Authority	22
7.3	No Fiduciary Duties	22
7.4	Other Enterprises	22

Article 8. MANAGEMENT AND CONTROL		22
8.1	Powers and Duties of the Board of Managers and BKV	22
8.2	Appointment of Board Members	24
8.3	Removal and Replacement of Board Members	24
8.4	Chairperson	25
8.5	Board Member Remuneration	25
8.6	Board Meetings	25
8.7	Quorum	26
8.8	Voting	26
8.9	Action Without a Meeting	26
8.10	Special Meetings	27
8.11	Monthly Business Update	27
8.12	Board Reserved Matters	27

Article 9. TRANSFERS, SALES AND RIGHTS OF MEMBERSHIP INTERESTS		30
9.1	Membership Interests	30
9.2	Transfers	30
9.3	Admission of Member	31
9.4	Right of First Offer	31
9.5	Tag-Along Rights	33
9.6	Drag-Along Rights	34
9.7	Preemptive Rights	36
9.8	Equity Swap Option	37
9.9	Certificates; Legends	37

Article 10. TERMINATION		38
10.1	Dissolution	38
10.2	Application of Assets	38

Article 11. MISCELLANEOUS		38
11.1	Notices	38
11.2	Successors and Assigns	40
11.3	Applicable Law	40
11.4	Severability	40
11.5	Entire Agreement	40
11.6	Titles	40
11.7	Further Assurances	40

ii

11.8	Consent to Jurisdiction	40
11.9	Amendments	41
11.10	Waiver of Jury Trial	41
11.11	Prevailing Party	41
11.12	Confidentiality	41
11.13	Counterparts	42
11.14	Independent Legal Advice	42
11.15	Equitable Relief	42
11.16	Third Party Beneficiaries	42

SCHEDULES AND EXHIBITS

Exhibit A	Members and Ownership Percentages
Schedule 2.6	Representations and Warranties
Schedule 4.2	Reporting Requirements
Schedule 8.2	Board Members
Schedule KI	Knowledge Individuals

iii

BKV-BPP POWER LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (as amended or supplemented from time to time, this “Agreement”) is entered into as of January 30, 2026 (the “Effective Date”) by and between BKV Corporation, a Delaware corporation (“BKV”), with a business address of 1200 17th Street, Suite 2100, Denver, Colorado 80202, and Banpu Power US Corporation, a Delaware corporation (“BPPUS”), with a business address of c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, as members of BKV-BPP Power LLC, a Delaware limited liability company (the “Company”). BKV and BPPUS are hereinafter each individually referred to as a “Member” and, collectively as the “Members.”

RECITALS:

A.           The Company was formed, effective as of July 30, 2021, as a result of filing its Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act. The Certificate of Formation, as amended from time to time, is referred to herein as the “Certificate.”

B.            The Members entered into that certain Limited Liability Company Agreement, dated October 29, 2021 (the “Original Agreement”) under the Act to set forth their rights and responsibilities with respect to the Company and its business and affairs.

C.            On the date hereof, pursuant to that certain Membership Interest Purchase Agreement, dated as of October 29, 2025, by and among the Members (the “MIPA”), BPPUS has agreed to sell and BKV has agreed to buy, 50% of the Membership Interests owned by BPPUS (the “Transferred Interests”) such that, upon the closing of such purchase and sale of the Transferred Interests, the Ownership Percentages of the Members are as set forth in Exhibit A hereto.

D.            The Members view the Company as instrumental in the Members’ shared goal to develop and grow the Business (as defined below) in the United States. The Members desire and intend for the Company to create value and long-term success for the Members. The Members further desire to work together in good faith to promote the growth, stability and efficient operation of the Company and its Subsidiaries. It is the intent of the Members to consider (among other factors as each, in its sole discretion, desires) the best interests of the Company, and in exercising their respective rights hereunder, to employ commercially reasonable efforts to foster and maintain a cooperative and strategic partnership with the other Member. The Members acknowledge that, while BKV shall be responsible for the day-to-day management of the Company, BPPUS intends to support the Company and participate in its business operations, including through contributing additional capital for new investments for the benefit of the Company. The Members acknowledge and agree that this recital of the parties’ intent shall not create any fiduciary or other duties or obligations of such Members or their representatives to each other or any other Person.

E.            The Members are entering into this Agreement to amend and restate the Original Agreement in its entirety to effect the continued operation of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

Article 1. DEFINITIONS

1.1          Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” means the Limited Liability Company Act of the State of Delaware.

“Adjusted Capital Account” – See Section 5.3.

“Administrative Services Agreement” – See Section 4.8.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this Agreement, (i) the Company will not be deemed to be an Affiliate of BKV or BPPUS or any of their respective Affiliates (other than any subsidiaries of the Company); (ii) BKV and BPPUS and their respective Affiliates (other than any subsidiaries of the Company) will not be deemed Affiliates of the Company or its subsidiaries; (iii) BKV shall not be deemed an Affiliate of BPPUS or of any of BPPUS’s subsidiaries; and (iv) BPPUS shall not be deemed an Affiliate of BKV or of BKV’s subsidiaries.

“Agreement” – See preamble.

“Alternative Delaware Courts” – See Section 11.8.

“Approved Budget” – See Section 4.4.

“Approved Capital Call” – See Section 3.2(a).

“Approved Strategic Investment” means any one or more (or combination of) strategic acquisition (including by asset acquisition, creation or acquisition of a new subsidiary or an investment in equity interests) or project development (including a joint venture arrangement for a new project or reaching the final investment decision on an existing project) of power generation, transmission or delivery (or related) businesses or assets, in each case that has been approved by the Board, is consistent with the Strategic Plan and is within the scope of the definition of the Business.

“BKV” – See preamble.

“BKV-Appointed Board Member” means any individual appointed to the Board by BKV.

“BKV Common Stock” – See Section 9.8(a).

“BKV Competitor” means any Person or any Affiliate of any such Person, that is engaged in, or has publicly announced a firm intention to engage in, the Business in the United States.

“Board” – See Section 8.1.

“Board Member” means any member of the Board.

“Board Reserved Matters” – See Section 8.12.

“Book Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)            the initial Book Value of any asset other than cash contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution as determined by the Board;

(b)            the Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, at each of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member for more than a de minimis contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest; (iii) the grant of a Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)            the Book Value of any asset other than cash of the Company which is distributed to any Member shall be adjusted to equal the gross fair market value of such asset (taking into account Code Section 7701(g)) on the date of distribution as determined by the Board;

(d)            the Book Value of any asset of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this paragraph (d) to the extent the Board determines that an adjustment pursuant to paragraph (b) above is reasonably necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)            if the Book Value of an asset of the Company has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the amount of depreciation, amortization or cost recovery allowance determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g), rather than by the amount of depreciation, amortization or cost recovery allowance taken into account in determining taxable income or loss.

“Borrower Contribution” – See Section 3.3

“Borrowing Member” – See Section 3.2(c).

“BPP” means Banpu Power Public Company Limited.

“BPPUS” – See preamble.

“BPPUS-Appointed Board Member” means any individual appointed to the Board by BPPUS.

“Business” means all business activities related to the generation, transmission and delivery of power and the sale of electricity in which the Company may engage from time to time, including the direct or indirect acquisition, development, ownership, operation, management, maintenance, financing, administration and improvement of power generation facilities and power generation, transmission, or delivery (or related) businesses and assets, including, without limitation, the Projects, BKV-BPP Retail, LLC, and BKV-BPP Solar, LLC. For the avoidance of doubt, Business activities include entry into power purchase agreements and strategic joint ventures with third parties.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Fort Worth, Texas are authorized or required by law to close. If a date set for any action hereunder is not a Business Day then such date for action shall be the next succeeding day that is a Business Day.

“Capital Account” – See Section 5.1.

“Capital Contributions” means, for each Member, the sum of (i) such Member’s capital contributions to the Company made prior to or on the Effective Date, as adjusted pursuant to Section 3.1 to reflect the purchase and sale of the Transferred Interests on the Effective Date, (ii) such Member’s additional capital contributions made to the Company under Section 3.2, and (iii) conversion of a Company Loan or Member Capital Loan into a Capital Contribution under Section 3.3, in each case, as adjusted pursuant to Section 5.1 or Section 9.2 to reflect any transfers of Membership Interests.

“Certificate” – See Recitals.

“Chairperson” – See Section 8.4.

“Chancery Court” – See Section 11.8.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” – See preamble.

“Company Loan” – See Section 3.2(c).

“Company Minimum Gain” – See Section 5.4(a).

“Confidential Information” – See Section 11.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity, by contract or otherwise.

“Covered Person” means any of: (i) any Member, (ii) BKV and its representatives and agents in carrying out the power and authority delegated to BKV in Section 8.1(b), and (iii) any Board Member.

“Designated Individual” – See Section 4.6.

“Dragged Member” – See Section 9.6(a).

“Effective Date” – See preamble.

“EIRR” – See Section 9.6(a).

“Emergency” means any situation or event, as determined in good faith by BKV, which results in a state that calls for immediate action that without such action may result in disruption to the operation of the Business, significant loss of or damage to property, loss of life or significant injury to any person or party and/or adverse impacts on a third party, accidental pollution, or a threat to the Company or its Affiliates’ reputation.

“Equity Securities” – See Section 9.7(a).

“Equity Swap Election Period” – See Section 9.8(a).

“Equity Swap Option” – See Section 9.8(a).

“Equity Swap Option Election Notice” – See Section 9.8(b).

“Equity Swap Option Closing” – See Section 9.8(c).

“Fiscal Year” – See Section 4.7.

“Funding Member” – See Section 3.2.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental or quasi-governmental authority or official, including, without limitation, any federal, state, territorial, county, district, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department, other instrumentality, political unit, subdivision or official, whether domestic or foreign.

“IFRS” means the International Financial Reporting Standards.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the individuals listed in Schedule KI.

“Lending Member” – See Section 3.3.

“Material Contract” means any binding contract to which the Company or any of its Subsidiaries is a party or otherwise bound under which the aggregate annual expenditures by the Company (on a consolidated basis) exceed (i) $75,000,000 per transaction per year, or (ii) $25,000,000 per transaction per year and the regular term of such contract (without giving effect to extension options) is in excess of three years.

“Material Developments” means any occurrence or event that has had or would reasonably be likely to have a material and adverse effect on the operations of the Company.

“Member” – See preamble and Section 9.3(b).

“Member Capital Loan” – See Section 3.2(c).

“Member Nonrecourse Debt” – See Section 5.4(c).

“Member Nonrecourse Debt Minimum Gain” – See Section 5.4(c).

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s share of the Company’s net profits, net losses and distributions of the Company’s assets pursuant to this Agreement and the Act, and subject to Section 9.2 and Section 9.3, such Member’s rights and obligations with respect to such interest pursuant to this Agreement and the Act, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Members hereunder or pursuant to the Act.

“MIPA” – See Recitals.

“Monthly BPPUS Director Meeting” – See Section 8.11.

“Net Available Cash” means, for any fiscal quarter and without duplication, the gross cash proceeds of the Company’s operations and other income, less all operating expenses, debt service then due and payable, maintenance and capital expenditures, and such reasonable reserves for working capital, costs associated with pursuing Approved Strategic Investments, costs associated with evaluating potential growth or expansion investments, projects or other opportunities as potential Approved Strategic Investments and for other requirements that are contemplated by the Approved Budget or approved by the Board.

“Nonrecourse Deductions” – See Section 5.4(b).

“Non-ROFO Member” – See Section 9.4(a)

“Non-ROFO Member Offer” – See Section 9.4(b)

“Notices” – See Section 11.1.

“Original Agreement” – See Recitals.

“Original Members” – See Section 9.7(a)

“Ownership Percentage” means, with respect to a Member as of any date, the percentage obtained by dividing (a) the amount of Capital Contributions made by such Member as of such date, by (b) the aggregate amount of all Capital Contributions made by all Members as of such date. The Members’ respective Ownership Percentages will be set forth in Exhibit A.

“Other Enterprise” – See Section 7.4.

“Partnership Representative” – See Section 4.6.

“Partnership Tax Audit Rules” means the centralized partnership audit regime under Subchapter C of Chapter 63 of the Code (§§ 6221–6241), as amended, and the Treasury Regulations.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

“Preemptive Rights Notice” – See Section 9.7(b).

“Profits” and “Losses” mean for each Fiscal Year or other relevant period, an amount equal to the Company’s items of taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code with the following adjustments:

(a)            any income which is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c)            if the Book Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Sections 5.4-5.6, be taken into account for the purpose of computing Profit or Loss;

(d)            gain or loss on sale or other disposition of any asset of the Company shall be determined by reference to the Book Value of the asset disposed, rather than the adjusted tax basis of such asset and, in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the amount of depreciation, amortization or cost recovery allowance determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for such Fiscal Year or other period;

(e)            to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(f)             any items which are specially allocated pursuant to Sections 5.3-5.6 hereof shall not be taken into account for the purpose of computing Profit or Loss; provided, however, that the amounts of the items of income, gain, loss or deduction available to be specifically allocated pursuant to Sections 5.4-5.6 will be determined by applying the rules analogous to those set forth in paragraphs (a)-(e) of this definition.

“Project Subsidiaries” means (i) the Subsidiaries of the Company that own the Projects and (ii) at the time of the relevant determination, any other then-existing operating Subsidiary that is material to the Business.

“Projects” means the Temple I Project and Temple II Project.

“Qualified Sale” – See Section 9.6.

“Regulatory Allocations” – See Section 5.6.

“Reporting Requirements” – See Section 4.2.

“ROFO Closing Deadline” – See Section 9.4(c).

“ROFO Election Period” – See Section 9.4(b).

“ROFO Interests” – See Section 9.4(a).

“ROFO Member” – See Section 9.4(a).

“ROFO Notice” – See Section 9.4(a).

“ROFO Offer Notice” – See Section 9.4(e).

“SOFR” means the Secured Overnight Financing Rate.

“Strategic Plan” means the long-term strategic plan for the Business prepared and updated by BKV from time to time as contemplated by the Administrative Services Agreement.

“Subsequent Purchase” – See Section 9.7(b).

“Subsidiary” when used with respect to the Company, means any Person (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by the Company, and (ii) that is Controlled by the Company.

“Tag-Along Notice” – See Section 9.4(b).

“Tag-Along Portion” – See Section 9.4(c).

“Tag-Along Sale” – See Section 9.4(a).

“Temple I Project” means the Temple I combined cycle gas turbine facility in Temple, Texas, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, cooling and waste water management facilities and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical output of such plant, and all other improvements and other assets related to the ownership, operation and maintenance of such plant and associated equipment.

“Temple II Project” means the Temple II combined cycle gas turbine facility in Temple, Texas, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, cooling and waste water management facilities and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical output of such plant, and all other improvements and other assets related to the ownership, operation and maintenance of such plant and associated equipment.

“Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the BKV Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the BKV Common Stock is then listed.

“Transferred Interests” – See Recitals.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unfunded Amount” – See Section 3.2.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the BKV Common Stock is then listed, or, if the BKV Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the BKV Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the BKV Common Stock or in any options contracts or futures contracts relating to the BKV Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

Article 2. FORMATION OF THE COMPANY

2.1           Organization. The Company was formed as a Delaware limited liability company by the filing of the Certificate pursuant to the Act. The Certificate may be restated as provided in the Act or amended to change the address of the office of the Company in Delaware and the name and address of its registered agent in Delaware or to make corrections required by the Act. BKV shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests. As of the Effective Date, BKV and BPPUS are the only members of the Company.

2.2           Purposes and Powers. The purpose of the Company shall be to engage, directly or indirectly, in the Business and to conduct any other activities necessary, convenient or incidental to the Business. The Company may exercise all powers related to the conduct of the Business that may be legally exercised by limited liability companies under the Act.

2.3           Principal Business Office, and Registered Agent; Qualification in Other Jurisdictions. The principal business office of the Company shall be located at 1200 17th Street, Suite 2100, Denver, Colorado 80202. The principal business office of the Company may be changed from time to time by consent of the Board. The agent for service of process on the Company shall be Corporation Service Company. BKV shall cause, if necessary, the Company, to be qualified or registered in any other jurisdiction in which the Company transacts business.

2.4           Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

2.5           Members. The Members of the Company, their addresses, and their Ownership Percentages shall be listed on Exhibit A. Exhibit A shall be amended from time to time by the Company to reflect a change in address, the admission or withdrawal of Members pursuant to Section 9.3, or any change in relative Ownership Percentages, in each case, pursuant to this Agreement.

2.6           Representations and Warranties. As an inducement for the Members to enter into this Agreement, the Members, as applicable, make the representations and warranties set forth on Schedule 2.6.

2.7           Title to Company’s Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Company as an entity, and no Member shall have any ownership interest in the Company’s assets or any portion thereof. Each Member hereby waives any right such Member may at any time have to cause the Company’s assets to be partitioned among the Members or to file any complaint or to institute any proceeding at or in equity seeking to have any one or all of the Company’s assets partitioned.

2.8           No State Law Partnership. The Members shall be “members” of a limited liability company for all purposes under applicable state law. The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture under applicable state law, and no Member shall be a partner or joint venturer of any other Member by reason of this Agreement for any purpose other than federal and, if applicable, state income tax purposes, and this Agreement shall not be interpreted to provide otherwise. The Members intend that the Company will be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Company will not make any election to be treated as a corporation for federal and, if applicable, state income tax purposes.

Article 3. CAPITALIZATION

3.1           Initial Capital Contributions. As of the Effective Date, each Member has made all Capital Contributions required to be made by such Member to the Company. The Capital Contributions made prior to the date hereof by BPPUS in respect of the Transferred Interests shall be deemed to be Capital Contributions made by BKV in respect of such Transferred Interests.

3.2           Additional Capital Contributions.

(a)            From time to time after the Effective Date, the Company may call capital only (i) to fund any expenditures in amounts contemplated by the Approved Budget, (ii) for the purpose of paying the services fees under the Administrative Services Agreement, (iii) to fund any Approved Strategic Investment, which shall be presented to the Board for consideration on a deal-by-deal basis, or (iv) if approved by the Board pursuant to approval as a Board Reserved Matter (such capital call described in any of clauses (i) through (iv), an “Approved Capital Call”). No Member shall be required to make any additional Capital Contribution upon an Approved Capital Call without its consent and no Member shall have a right to make a Capital Contribution to the Company other than pursuant to an Approved Capital Call.

(b)            With respect to each Approved Capital Call, the Company shall send a written notice to each Member, which notice shall state (i) the aggregate amount of the additional Capital Contribution requested to be made by all Members and each Member’s individual requested Capital Contribution, which shall be based on relative Ownership Percentages, (ii) the date by which such additional Capital Contributions are requested to be paid, (iii) the Company account to which such additional Capital Contributions are to be paid, including wiring instructions, and (iv) all material details regarding the use of such funds. The date by which any such additional Capital Contributions are requested to be paid may not be (A) in the case of an Approved Capital Call to fund an Approved Strategic Investment, sooner than sixty (60) days after the date that the Board has approved such Approved Strategic Investment and such notice is sent to the Members, and (B) in the case of any other Approved Capital Call, sooner than seven (7) days after the date such notice is sent to the Members, in each case unless otherwise agreed by the Members.

(c)            If any Member does not make an additional Capital Contribution in the amount and within the time frame requested by the Company to be made by such Member in the notice of Approved Capital Call, then the other Member (provided that such other Member has fully funded the additional Capital Contribution in the amount and within the time frame requested by the Company to be made by such Member in the notice of Approved Capital Call, the “Funding Member”) may, but is not obligated to, in its sole discretion either (i) make a loan to the Company in an amount equal to any such amount not funded by the other Member (the “Unfunded Amount”) and convert the additional Capital Contribution made by the Funding Member to a loan to the Company on the same terms (a “Company Loan”), in which case, the amount of the Company Loan shall be increased accordingly, or (ii) advance the Unfunded Amount to the Company on behalf of the other Member (the “Borrowing Member”), which advance shall be treated as a loan by the Funding Member to the Borrowing Member (a “Member Capital Loan”), followed by a Capital Contribution to the Company by the Borrowing Member. If the Funding Member does not elect to provide additional capital to the Company pursuant to clause (i) or (ii) of the foregoing sentence, the Company may pursue third-party indebtedness in accordance with the provisions of Section 3.7 below.

3.3          Member Loans. Company Loans and Member Capital Loans made by a Funding Member (the “Lending Member”) shall have the following terms: (a) such loan and all accrued unpaid interest thereon shall be due on the 18-month anniversary after such loan is made; (b) the loan shall bear interest at a rate equal to the lesser of SOFR plus 3% per annum and the maximum rate permitted under applicable law, in each case from the date made until the date fully repaid; (c) such loan and all accrued unpaid interest thereon may be repaid prior to maturity without penalty; and (d) all distributions or other payments that otherwise would be made by the Company to the Members, in the case of a Company Loan, or to the Borrowing Member, in the case of a Member Capital Loan, shall be paid to the Lending Member until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal) (which payments in the case of a Member Capital Loan shall be treated as having been distributed by the Company to the Borrowing Member and then paid by the Borrowing Member to the Lending Member). With respect to a Company Loan, the Borrowing Member may deliver written notice to the Lending Member of its intent to repay its pro rata portion of the outstanding principal amount of such Company Loan and all accrued but unpaid interest thereon (“Borrower Contribution”) up to five (5) Business Days prior to the expiration of the Company Loan. If the Lending Member receives payment of the Borrower Contribution in U.S. Dollars in full from the Borrowing Member prior to or on the expiration date of the Company Loan, (i) such amount shall be treated as a Capital Contribution to the Company by the Borrowing Member and a repayment of such amount under the Company Loan by the Company and the remaining principal amount of the Company Loan, together with all accrued interest thereon, shall be converted into and deemed to be a Capital Contribution by the Lending Member. If either a Company Loan or Member Capital Loan is not repaid in full within eighteen (18) months after such loan is made, the Lending Member and the Company shall convert the outstanding principal amount of such loan, together with all accrued but unpaid interest thereon, into a Capital Contribution. In the case of any such conversion of a Member Capital Loan, the amount of such principal and interest converted shall be treated as a reduction in/return of the Capital Contributions made by the Borrowing Member, followed by a repayment by the Borrowing Member to the Lending Member, followed by a Capital Contribution by the Lending Member to the Company. The Lending Member acknowledges that it may not assign a Member Capital Loan in the absence of a corresponding transfer of its Membership Interests.

3.4           Form of Capital Contributions. Unless agreed otherwise by the Members, any additional Capital Contributions to be made under this Article 3 (other than additional Capital Contributions upon the conversion of a Company Loan or a Member Capital Loan pursuant to Section 3.3) shall be made in immediately available funds in U.S. dollars to the Company account and within the time frame set forth in the notice of Approved Capital Call.

3.5           Updated Ownership Percentages. The Ownership Percentages of each Member shall be updated as necessary to reflect the additional Capital Contribution (if any) made by each Member (including the Lending Member in connection with a conversion of the principal amount of a loan, together with all accrued but unpaid interest, into a Capital Contribution pursuant to Section 3.3) or, in the case of a conversion of a Member Capital Loan, the deemed reduction in/return of Capital Contribution made by the Borrowing Member, and Exhibit A shall be amended, without any further action by the Board or consent of any Member, to reflect the new Ownership Percentages.

3.6           No Right to Interest or Return of Capital. Except as specifically provided for herein, no Member shall be entitled to: (a) any return of, or interest on, Capital Contributions to the Company funded pursuant to this Article 3; (b) resign as a member from the Company; or (c) withdraw any part of such Member’s Capital Contributions from the Company.

3.7           Approved Leverage.

(a)            Subject to Section 8.12(l), the Company and/or its subsidiaries may from time to time incur indebtedness as deemed necessary or desirable to fund the Business or any Approved Strategic Investments with such terms and conditions as are approved by the Board.

(b)            In addition, if any Member does not make an additional Capital Contribution in the amount and within the time frame set forth in the applicable notice of Approved Capital Call, and any Funding Member does not elect to cover the Unfunded Amount pursuant to the alternatives set forth in Section 3.2(c) above, then BKV may elect, at its sole discretion, to cause the Company to rescind the relevant Approved Capital Call, return any contributions made by a Member pursuant to such Approved Capital Call, and, in lieu thereof and notwithstanding anything to the contrary in Section 8.12, incur new indebtedness or increase existing indebtedness, in each case, secured or unsecured, in an amount equal to the amount of such Approved Capital Call on such terms and conditions as are approved by BKV; in each case, without the prior consent of any BPPUS-Appointed Board Member.

Article 4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

4.1          Books and Records. The Company shall keep complete and accurate books and records of the Company. The books of the Company shall at all times be maintained or made available at the principal business office of the Company.

4.2          Financial Statements; Reports. The Company shall prepare, or have prepared, and shall furnish to the Members the reports listed in Schedule 4.2 (the “Reporting Requirements”) within the time periods set forth on Schedule 4.2. The Company shall cooperate and respond, using commercially reasonable efforts, to requests by the Members to reasonably expand or modify the format and content of the Reporting Requirements.

4.3           Insurance Program. BKV shall coordinate and implement an insurance program for the Company that has been approved by the Board.

4.4           Approval of Budgets.

(a)            BKV has prepared an annual Approved Budget for Fiscal Year 2026. For each Fiscal Year thereafter, no later than September 15th of the prior Fiscal Year, BKV shall prepare and submit to the Board for approval the proposed annual budget for the Company and its Subsidiaries for such Fiscal Year, which budget shall include a financial projection and estimated major items of revenue and capital expenditure for the following Fiscal Year (each such budget, including the annual budget prepared for Fiscal Year 2026, is hereinafter referred to as the “Approved Budget”). Following the finalization or update of the Approved Budget, whether approved by the Board as a Board Reserved Matter or pursuant to Section 4.4(c) below, the Company shall implement in each Fiscal Year such Approved Budget.

(b)            Notwithstanding the Approved Budget, BKV is hereby authorized without approval by the Board as a Board Reserved Matter to cause the Company to (i) make expenditures related to the evaluation, exploration, pursuit and/or consummation of Approved Strategic Investments; (ii) make expenditures of up to $2,000,000 per occurrence that are not contemplated by the Approved Budget; and (iii) make expenditures of up to $10,000,000 outside of the Approved Budget, per occurrence, in the case of Emergencies and to take all other reasonable measures to protect the Company and the Business in case of Emergencies. In the event BKV causes the Company to expend funds pursuant to the provisions of this Section 4.4(b), BKV shall notify the Board of such expenditures commencing as soon as possible following the first expenditure of such funds and keep the Board apprised of all follow up expenditures. If an expenditure over $10,000,000 is required to respond to an Emergency, either Member may call an emergency meeting of the Board in accordance with Section 8.10 of this Agreement to review and approve such expenditure.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, consistent with BKV’s ability to cause the Company to execute and fund Approved Strategic Investments, BKV shall update and amend the Approved Budget at the time of consummation of any Approved Strategic Investment to reflect its good faith expectations for the remainder of the then-current Fiscal Year for capital expenditures, operating expense, liquidity sources and uses and any other expenses associated with the Approved Strategic Investment and, as so amended, such budget shall be the Approved Budget for the remainder of such Fiscal Year. If BKV provides a proposed annual budget for any Fiscal Year to the Board by September 15th of the prior fiscal year: (i) if the Board approves as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, such Approved Budget shall be effective as of January 1 of such Fiscal Year and (ii) if the Board does not approve as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, then, effective as of January 1 of such Fiscal Year and until such time as an annual budget is approved for such Fiscal Year, the Approved Budget for such Fiscal Year shall be the Approved Budget from the preceding Fiscal Year (as previously updated, if at all, pursuant to this Section 4.4(c)), with expenditures described therein increased by 10%. If BKV does not provide a proposed annual budget for any Fiscal Year to the Board by September 15th of the prior fiscal year (but one is provided on a later date) and the Board does not approve as a Board Reserved Matter an annual budget for such Fiscal Year by January 1 of such Fiscal Year, then the prior Fiscal Year’s annual budget (as previously updated, if at all, pursuant to this Section 4.4(c)) shall be the annual budget for such new Fiscal Year until the earlier of (A) such time as the Board approves as a Board Reserved Matter an annual budget for such new Fiscal Year, at which point the annual budget for such new Fiscal Year shall be the annual budget so approved, or (B) the date that is three (3) months following submission of the annual budget to the Board for approval, at which point the annual budget for such new Fiscal Year shall be the Approved Budget for the preceding Fiscal Year (as previously updated, if at all, pursuant to this Section 4.4(c)) with expenditures described therein increased by 10%.

(d)            Except as otherwise contemplated in Section 4.4(a) or Section 4.4(c), above, any amendment to the Approved Budget shall require approval by the Board as a Board Reserved Matter.

4.5          Filing of Returns. BKV shall prepare, or have prepared, all information and materials necessary to enable the tax return preparer to cause the preparation of all tax returns for the Company. The Company’s income tax returns are subject to the Board’s approval prior to filing. The final tax returns shall be provided to the Members promptly after approval of the draft tax returns and in any event, within ninety (90) days after the end of each Fiscal Year.

4.6          Partnership Representative.

(a)            BKV shall be or designate the “Partnership Representative” of the Company within the meaning of Section 6223 of the Code, or any corresponding or similar provisions under state, local or non-U.S. law and any successor Partnership Representative. The Partnership Representative shall serve as such at the expense of the Company with all powers granted to a partnership representative under the Code (or any corresponding or similar provision of state, local or non-U.S. tax law). BKV shall have sole authority to designate any “Designated Individual” as described in Treasury Regulations Section 301.6223-1 (and any similar provisions of state and local law) and any successor Designated Individual.

(b)            The Partnership Representative shall represent the Company in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority. Except as otherwise provided in this Section 4.6, the Partnership Representative shall be entitled to take such actions, make such elections and make such decisions on behalf of the Company in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate and any such actions, elections or decisions made by the Partnership Representative shall be binding on all Members, provided that the Partnership Representative receives approval of the Board (including, if applicable, as a Board Reserved Matter) with respect to any material actions, elections or decisions. The Members agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative or the Designated Individual. Any cost or expense incurred by the Partnership Representative or the Designated Individual in connection with its duties as such, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by (or reimbursed by) the Company.

(c)            Notwithstanding anything to the contrary in this Agreement, for any taxable period to which the Partnership Tax Audit Rules apply, the Partnership Representative shall be permitted to elect the application of Section 6226 of the Code with respect to any imputed underpayment. In the event the Partnership Representative does not make the election pursuant to Section 6226 of the Code, each Member shall take any action reasonably requested by the Partnership Representative to reduce the imputed underpayment. No Member shall have any claim against the Company, Partnership Representative, the Designated Individual or the Board for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Company in order to comply with the rules under subchapter C of chapter 63 of the Code, or similar provisions of state, local or non-U.S. law.

(d)            If the Company pays any imputed adjustment amount under Section 6225 of the Code, the Partnership Representative shall allocate the amount of the payment among the Members (including any former Members) for the “reviewed year” to which such liability relates in a manner that reflects the current or former Members’ respective interests in the Company and that is consistent with the manner in which tax items are allocated pursuant to the provisions in Article 5 (as adjusted to take into account the applicable audit adjustments and including any associated penalties and interest) for that reviewed year. Each Member (or former Member) for the reviewed year hereby agrees to pay such amount to the Company, and any amount so paid to the Company shall not be treated as a Capital Contribution. Any amount not paid under the preceding sentence by a Member (or former Member) at the time requested by the Company shall accrue interest at SOFR plus 5%, compounded annually, until paid. To the extent that any Member fails to make any contribution required pursuant to this Section 4.6(d), such amounts shall be applied to and reduce the next distributions or any other monetary payments otherwise payable to the Member under this Agreement.

(e)            The Partnership Representative and/or the Designated Individual shall have no personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative and/or Designated Individual hereunder. Except with the permission of the Partnership Representative, no Member shall take a position on any tax return or other filing with any tax authority (or court) with respect to an item of income, gain, loss, deduction or credit attributable to the Company that is inconsistent with the Company’s treatment of such item on its tax return or request an administrative adjustment under Section 6222(c) of the Code.

(f)             Each Member agrees that the rights and obligations of the Members under this Section 4.6 survive the withdrawal of each Member, the transfer of a Member’s Membership Interests, and the dissolution of the Company.

4.7           Fiscal and Taxable Year. The “Fiscal Year” of the Company shall be the same as the taxable year and the taxable year of the Company shall be the same as the taxable year of BKV, which taxable year currently ends on December 31.

4.8           Administrative Services Agreement. The Members acknowledge that the Company and BKV have entered into that certain Amended and Restated Administrative Services Agreement, dated as of the Effective Date (as amended from time to time, the “Administrative Services Agreement”), and the continued performance by the parties thereunder has been approved by each of the Members and by the Board as a Board Reserved Matter. Any material amendment of or waiver by the Company of material rights thereunder shall require approval as a Board Reserved Matter.

Article 5. CAPITAL ACCOUNTS; ALLOCATION OF INCOME AND LOSS

5.1           Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.1. To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, including any additional Capital Contributions under Article 3, the amount of Profits and items of income or gain allocated to such Member pursuant to Sections 5.2-5.6, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member pursuant to this Agreement. To each Member’s Capital Account there shall be debited the amount of cash and the Book Value of any Company property distributed to such Member pursuant to this Agreement, the amount of any deemed reduction in/return of Capital Contributions of a Borrowing Member as a result of conversion of a Member Capital Loan pursuant to Section 3.3, the amount of Losses and items of expense allocated to such Member pursuant to Sections 5.2-5.6, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. If all or a portion of a Member’s Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account (and Capital Contributions) of the transferor to the extent of the Membership Interest transferred.

5.2           Allocation of Income and Loss. After application of Sections 5.3-5.6, Profits or Losses of the Company for any Fiscal Year or other relevant period shall be allocated among the Capital Accounts of the Members in such a manner as shall cause the Capital Accounts of the Members (as adjusted through the end of such Fiscal Year or other period for all capital contributions, distributions and allocations set forth in Sections 5.3-5.6) to equal and be in proportion to, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Fiscal Year or other period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash was distributed to the Members pursuant to Section 6.2(b)(vii) minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Board may adjust the allocations made pursuant to this Agreement as long as such adjusted allocations are intended to be in accordance with the interests of the Members in the Company and in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder.

5.3           Loss Limitation. Losses allocated pursuant to Section 5.2 shall not exceed the maximum amount of Losses that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account after application of the Qualified Income Offset described in Section 5.5. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

5.4           Minimum Gain Chargebacks and Nonrecourse Deductions. Notwithstanding any other provision of this Agreement:

(a)            Minimum Gain Chargeback. In the event there is a net decrease in Company Minimum Gain during a Fiscal Year or other relevant period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or period and the Company did not have sufficient amounts of income and gain during prior Fiscal Years or periods to allocate among the Members under this Section 5.4(a)), the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall have the meaning for partnership minimum gain set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b)            Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their Ownership Percentages. For purposes of this Agreement, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 5.4(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(c)            Member Nonrecourse Debt. To the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt (including chargebacks of Member Nonrecourse Debt Minimum Gain) shall be allocated to the Member that bears the economic risk of loss for such debt in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term “Member Nonrecourse Debt” shall have the meaning for the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Member Nonrecourse Debt Minimum Gain” shall have the meaning for the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 5.4(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.

5.5            Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain) in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible provided that an allocation pursuant to this Section 5.5 shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after taking into account all other allocations provided for in Sections 5.2-5.4 as if this Section 5.5 were not in this Agreement. This Section 5.5 is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

5.6           Curative Allocations. The allocations set forth in Sections 5.3-5.5 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following sentence. Income, gain, loss and deduction shall be reallocated to the minimum extent needed to cause the aggregate amount of such Regulatory Allocations and the net aggregate amount of other allocations of income, gain, deduction and loss to each Member under Section 5.2 to be equal to the net aggregate amount that would have been allocated to each such Member pursuant to Section 5.2 if the Regulatory Allocations had not occurred.

5.7           Income Tax Allocations.

(a)            Except as otherwise specified in the remainder of this Section 5.7 or as otherwise required by the Code and Treasury Regulations, items of income, gain, deduction, loss or credit, as determined for tax purposes, shall be allocated to and among the Members in the same manner that the corresponding items were allocated to the Members’ Capital Accounts in accordance with Sections 5.2-5.6.

(b)            Income, gain, loss and deduction with respect to any asset other than cash contributed to the capital of the Company by a Member shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and the initial Book Value of such asset. In the event the Book Value of any asset of the Company is adjusted pursuant to the other provisions of this Agreement (not including herein the initial booking of any asset contributed to the Company), subsequent allocations of taxable income, gain, loss and deduction, as determined for tax purposes, with respect to such asset of the Company shall be determined and allocated among the Members so as to account for any difference between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the same manner as would occur as to an asset contributed to the Company under Code Section 704(c) and the Treasury Regulations thereunder. The Board shall determine the method of allocation described in the preceding two sentences from among the methods allowable by Code Section 704(c) and the Treasury Regulations thereunder.

(c)            Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of distributions pursuant to any provision of this Agreement.

5.8           Other Tax and Allocation Provisions. In the event it becomes necessary to make any material elections or decisions relating to the allocations of Company items of income, gain, loss, deduction or credit and/or with respect to any tax matters, BKV shall bring such elections or other decisions to the attention of the Board, and such elections or other decisions shall be made as directed by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Further, the Company may, if the Board reasonably so elects, make an election pursuant to Code Section 754 and the Treasury Regulations thereunder (and a corresponding election under the applicable sections of state and local law).

Article 6. DISTRIBUTIONS

6.1          Reserves. The Company shall maintain such reserves at the Company level as the Board shall determine is reasonably necessary or desirable in light of potential obligations of the Company, including repayment of any Company Loans.

6.2          Distributions.

(a)            Distributions of Available Cash. The Board shall determine the amount and timing of distributions, if any, to the Members. On a quarterly basis at a regular meeting of the Board, the Board shall review the amount of Net Available Cash (if any) as of the last day of the most recently ended calendar quarter and consider a distribution to the Members. If the Board determines to make a distribution, it shall be made (i) in a manner that does not violate the terms of any outstanding senior indebtedness or other contractual obligations of the Company and (ii) on a pro-rata basis to the Members in accordance with their respective Ownership Percentages; provided, however, that prior to the making of any such distribution, any Net Available Cash shall be applied and distributed in the following order of priority:

(i)            first, to the repayment of any outstanding Member Capital Loans, pro rata, based on the relative amounts of the outstanding balance of principal and interest of such Member Capital Loans, until all such Member Capital Loans have been paid in full (unless this requirement is waived by the Lending Member); and

(ii)           second, to the repayment of any outstanding Company Loans, pro rata, based on the relative amounts of the outstanding balance of principal and interest of such Company Loans, until all such Company Loans have been paid in full (unless this requirement is waived by the Lending Member).

(b)            Distributions in Liquidation. During the winding up of the business of the Company following the occurrence of a dissolution event, subject to the terms of any outstanding senior indebtedness or other contractual obligations of the Company and any mandatory provisions of applicable law, the Company assets shall be applied and distributed in the following order of priority:

(i)            first, to the payment, or provision for payment, of the costs and expenses of the winding up, whether incurred by any third party or by any Member or its Affiliates;

(ii)           second, to the repayment of any outstanding Member Capital Loans, pro rata based on the relative amounts of the outstanding balance of principal and interest of such Member Capital Loans, until all such Member Capital Loans have been paid in full (unless this requirement is waived by the Lending Member);

(iii)          third, to the repayment of any outstanding Company Loans, pro rata based on the relative amounts of the outstanding balance of principal and interest of such Company Loans, until all such Company Loans have been paid in full (unless this requirement is waived by the Lending Member);

(iv)          fourth, to the payment of any outstanding loans payable to any Person under (A) that certain (1) Loan Agreement dated as of May 30, 2025, by and between the Company and BKV, (2) Loan Agreement dated as of May 30, 2025, by and between the Company and BPPUS, (3) Loan Agreement dated as of October 15, 2021, by and between the Company and BPPUS, as amended prior to the Effective Date or (4) Loan Agreement dated as of October 14, 2021, by and between the Company and Banpu North America Corporation, as amended prior to the Effective Date, or (B) any loan between a Member and the Company that has been further approved by the Board as a Board Reserved Matter, in each case based on the relative amounts of the outstanding balance of principal and interest of such loans, until all such loans have been paid in full;

(v)          fifth, to the payment of any other debts and liabilities of the Company, including debts owed to Members that are creditors, pro rata based on the relative amounts of the outstanding balance of principal and interest, until all such debts and liabilities have been paid in full;

(vi)         sixth, to the setting up of reasonable reserves to provide for any contingent liabilities or obligations of the Company (any such reserves which are not applied to such liabilities or obligations shall be distributed in accordance with clause (vii) below); and

(vii)        seventh, to the Members pro rata in accordance with their Ownership Percentages.

6.3          No Deficit Restoration by Members. No Member shall be required to contribute capital to the Company to restore a deficit balance in its Capital Account upon liquidation or otherwise, except as specifically required by law.

6.4          Withholding. If the Company is required under applicable tax law to withhold any taxes with respect to the share of income or gain allocated to, distributions to, or proceeds of sale realized by, any Member, the Company shall be entitled to withhold such amount and (a) any such amount which is (i) actually withheld from a distribution or payment that would otherwise have been made to such Member or its Affiliates and (ii) paid over in satisfaction of such withholding tax obligation to any government authority shall be treated for all purposes under this Agreement as if such amount had been distributed or paid to such Member as of the date of such withholding, and (b) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution or other payment which would otherwise have been made to such Member or its Affiliates, shall be treated as a loan to such Member (including with respect to amounts paid to any of its Affiliates). Amounts treated as loaned to any Member pursuant to this Section 6.4 shall be repaid by such Member to the Company within ten (10) days after BKV gives notice to such Member making demand therefore and, if not repaid within such time period, shall bear interest at a rate equal to SOFR plus 5.1%, compounded annually, until so repaid.

Article 7. RIGHTS AND OBLIGATIONS OF MEMBERS

7.1           Limited Liability. Except as otherwise provided in the Act, no Member shall be personally liable or obligated for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

7.2           Authority. Unless specifically authorized by the written approval of the Board and except as set forth in Section 8.1(b), no Member in its capacity as such shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company. The Members shall have such approval and consent rights as are specifically provided for in this Agreement or pursuant to the Act, but shall not otherwise in their capacity as such participate in the management or control of the operations, business or affairs of the Company, transact any business for the Company or have the power to act for or bind the Company, such powers being vested solely and exclusively in the Board (as may be delegated to BKV pursuant to the terms hereof).

7.3           No Fiduciary Duties. Notwithstanding any other provision of this Agreement (including the recitals hereof) or any duty otherwise existing at law or in equity, the Members shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties), to the Company, any other Member, or any other Person. The provisions of this Agreement, to the extent that such provisions restrict, modify or eliminate the duties and liabilities related thereto of any Member otherwise existing at law or in equity eliminate to that extent such other duties and liabilities related thereto of such Member.

7.4           Other Enterprises. Each Member and its respective Affiliates may engage, invest or participate, or possess any interest, in any business enterprise, venture or activity of any nature or description, independently or with others, wherever such businesses may be located (“Other Enterprise”) and shall not be expressly or implicitly restricted or prohibited from engaging in such Other Enterprise. No Member or its respective Affiliates shall be required to account to the Company or any other Member with respect to the income of any Other Enterprise, nor shall the Company or any other Member have, by virtue of this Agreement or the relationship created hereby, any right, interest or expectancy in or to such Other Enterprise or the income derived therefrom or the right to be presented with such Other Enterprise. It is understood that no Member nor any of their respective Affiliates shall be required to share any information with the Company or any other Member about any Other Enterprise. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to such Other Enterprise, and in no event shall any Member or their respective Affiliates have any liability to the Company or any other Member under any such theory or doctrine.

Article 8. MANAGEMENT AND CONTROL

8.1           Powers and Duties of the Board of Managers and BKV.

(a)            The Board of Managers (the “Board”) shall be responsible for, and have the authority to control and operate (and to delegate to other persons if the Board deems appropriate), the business and affairs of the Company. Except as otherwise provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company shall be managed under the direction of, the Board. The Board shall be considered the “manager” of the Company, as that term is defined under the Act and action by the Board as the manager of the Company shall be taken only in accordance with this Agreement.

(b)            Except where approval of the Board is otherwise required under this Agreement (including as a Board Reserved Matter) or by applicable law, the Board hereby delegates to BKV the power and authority to exercise, in the name and on behalf of the Company, all of the rights and powers of a manager of a limited liability company formed under the Act that BKV deems necessary or convenient to carry out the day-to-day operation of the Business and the affairs of the Company and its subsidiaries. In exercise of such delegated authority, BKV shall (i) facilitate the Monthly BPPUS Director Meeting designed to keep such Board Members reasonably informed regarding the Company’s business, operations, and financial condition, and (ii) present to the Board on any items material to the operations and/or financial condition of the Company for consideration and discussion among the Board Members.

(c)            Notwithstanding any other provision of this Agreement (including the recitals hereof) or any duty otherwise existing at law or in equity, the Covered Persons shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, have only such obligations as are expressly set forth in this Agreement, and shall owe no duties (including fiduciary duties), to the Company, any Member or any other Person. The provisions of this Agreement, to the extent that such provisions restrict, modify, or eliminate the duties and liabilities of any Covered Person otherwise existing at law or in equity eliminate to that extent such other duties and liabilities related thereto of such Covered Person.

(d)            To the extent that, at law or in equity, any Covered Person, in its capacity as such, has any duty (including any fiduciary duty) to the Company, any Member, or any other Person, all such duties are hereby waived and eliminated, to the fullest extent permitted by law. Notwithstanding anything set forth herein to the contrary and to the fullest extent permitted by law, all determinations or other actions to be made by any Covered Person shall be made in its sole discretion, and such Covered Person shall be entitled to consider all and only such interests and factors as it desires. For the avoidance of doubt, no Covered Person shall be required nor have any obligation to give any consideration to the interests of any other Person.

(e)            Notwithstanding anything set forth herein to the contrary, no Covered Person shall be liable to the Company or any Member in its capacity as such, for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of a Covered Person, or for any breach of this Agreement) or any breach of duties whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person acted or omitted from acting in bad faith or engaged in fraud or willful misconduct; provided, however, that no Covered Person shall be deemed to have acted or omitted from acting in bad faith solely by reason of acting, or omitting from acting in its sole discretion as contemplated by Section 8.1(d).

(f)             Each Covered Person shall be entitled to rely in good faith upon any information, report, statement, advice or opinion presented by an officer or employee of the Company or by any other Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including, without limitation, legal counsel to the Company, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon any such information, reports, statements, advice or opinion of such Persons as to matters that such Covered Person believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with any such information, reports, statements, advice or opinion.

(g)            For the avoidance of doubt, nothing contained herein is intended to displace or modify the fiduciary duties (if any) of the directors or officers of any Member, solely when acting in their capacity as such, to such Member, and nothing contained herein shall modify the contractual obligations contained in the Administrative Services Agreement.

8.2           Appointment of Board Members.

(a)            The total number of Board Members shall be twelve (12), or such other number as may be determined from time to time by the Board.

(b)            All Board Members are appointed by BKV except to the extent BPPUS has an express right to appoint Board Members. For so long as BPPUS has an Ownership Percentage of at least 10%, BPPUS shall have the right to appoint three (3) individuals as Board Members; provided, that such right shall terminate and such BPPUS-Appointed Board Members shall automatically be removed if and when BPPUS’s Ownership Percentage falls below 10%.

(c)            As of the Effective Date, there are nine (9) BKV-Appointed Board Members and three (3) BPPUS-Appointed Board Members and the Board consists of the individuals identified in Schedule 8.2. Any other individuals who were, prior to the Effective Date, members of the Board, are hereby removed from such position.

(d)            Each Board Member shall serve until the earlier of his or her death, resignation, removal or retirement.

8.3           Removal and Replacement of Board Members.

(a)            Subject to Section 8.2(b) and Section 8.3(b), a Board Member may be removed only by a notice in writing to the Company by the Member who appointed him or her.

(b)            A Board Member may be removed where such Board Member is formally charged by a Governmental Authority or regulatory body to have acted in material breach of the law or to have committed any serious criminal offense, or determined by the Board to have committed a material breach of this Agreement, by notice in writing to the Company from any Member, and, in either such event, the Member that appointed such Board Member may appoint another Board Member in his or her place in accordance with Section 8.2.

(c)            In the event that a vacancy is created or exists at any time by the death, resignation, removal or retirement of any Board Member, the Member who initially appointed such Board Member may appoint an individual to fill such vacancy; provided, for the avoidance of doubt, that BPPUS shall not have the right to replace a Board Member who was removed pursuant to Section 8.2(b).

8.4           Chairperson.

(a)            BKV shall from time to time designate the chairperson of the Board (the “Chairperson”).

(b)            The Chairperson shall chair all meetings of the Board at which he or she is present.

(c)            If the Chairperson is not present at any Board meeting, the Board Members present may select any Board Member to act as Chairperson for the purpose of such meeting.

8.5           Board Member Remuneration.

(a)            The Company shall cause each Board Member promptly to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by him or her in connection with attending meetings of the Board and other meetings and events attended on behalf of the Company as a member of the Board.

(b)            The Board Members will not receive remuneration for their services on the Board.

8.6           Board Meetings.

(a)            The Board shall convene regular meetings to discuss the business of the Company, no less frequently than every other month.

(b)            Any Board Member shall be entitled to participate in a meeting of the Board at which he or she is not physically present using any technology, including telephone or video conference or similar electronic means. A meeting held by means of a telephone conference or a video conference or any similar communication equipment is deemed to be held at the place, if any, agreed upon by the Board Members attending the meeting.

(c)            Subject to Section 8.10, at least twenty (20) days’ prior written notice shall be given to each of the Board Members of all Board meetings, except where a Board meeting is adjourned under Section 8.7, or a shorter notice period has been agreed in writing by all of the Board Members; provided, however, that attendance by a Board Member at a Board meeting without receiving any notice shall constitute waiver by him or her of the notice required for such Board meeting under this Section 8.6(c). Such notice shall contain a reasonably detailed agenda and shall be accompanied by any relevant papers or other materials for consideration by the Board. In the event the approval of a potential Approved Strategic Investment will be under consideration at a regular Board meeting, the relevant papers or other materials for consideration shall be provided no less than sixty (60) days in advance of such meeting except where a shorter period has been mutually agreed in writing by the Members. No matter shall be considered or discussed at a Board meeting other than agenda items specified in the notice required under this Section 8.6(c).

(d)            Any Member or any Board Member may propose an item for inclusion in the agenda together with a related resolution to be proposed at such Board meeting.

(e)            The Board may, from time to time, request additional attendees to attend a Board meeting as it deems necessary or appropriate to conduct the business set forth on the agenda for such meeting. In such event, such additional attendees shall be bound by confidentiality obligations no less stringent than those set forth in Section 11.12 hereof.

8.7            Quorum.

(a)            Subject to the following provisions of this Section 8.7, a simple majority of the authorized members of the Board, including, for as long as BPPUS has an Ownership Percentage of at least 10%, at least one BPPUS-Appointed Board Member, shall constitute a quorum for the transaction of business.

(b)            If a quorum is not present within half an hour of the time appointed for the meeting or if a quorum ceases to be present during the course of the meeting, the Board Members present shall adjourn the Board meeting to a specified place, if any, and time not less than three (3) Business Days after the date of such Board meeting where the same quorum shall be required.

(c)            If such quorum set forth in Section 8.7(b) is still not present within half an hour of the time appointed for such adjourned Board meeting or if such quorum ceases to be present during the course of such adjourned Board meeting, the Board Members present shall again adjourn the Board meeting to a specified place, if any, and time not less than three (3) Business Days after the date of such adjourned Board meeting, where, without limiting the approval requirements for Board Reserved Matters set forth in Section 8.12, the quorum shall consist of any simple majority of the Board Members.

(d)            Notice of any adjourned Board meeting shall be given to all of the Board Members. No other matters may be considered at any adjourned Board meeting under Section 8.7, except for the business or matters for which the immediately preceding meeting was adjourned.

8.8            Voting. At any Board meeting each Board Member shall have one (1) vote and, except for those matters for which additional approval is required pursuant to Section 8.12 (Board Reserved Matters), the affirmative vote of at least the majority of the Board Members present at a meeting at which a quorum is present shall be the act of the Board. For Board Reserved Matters, in case of a deadlock among the Board with respect to a Board Reserved Matter, two (2) BKV-Appointed Board Members (or two (2) senior executives of BKV designated by them) and two (2) BPPUS-Appointed Board Members (or two (2) senior executives of BPPUS or BPP designated by them) shall meet and attempt to reach agreement on the deadlock issue. In the event such directors or their designees are unable to reach unanimous agreement within fifteen (15) days after such deadlock meeting, or within a longer period as agreed by such Board Members (or their designees), then the matters shall be referred to the Members for a final decision, which shall require the concurrence of both Members.

8.9            Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing sent to all Board Members, setting forth the action so taken shall be signed by at least a number of the Board Members representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board at which all Board Members were present, and, when so signed, such written consent shall constitute Board approval of such action, and a notice of any such action taken shall be provided to those Board Members who have not consented in writing promptly following the taking of such action. Without limiting the Board’s right to take action by written consent in accordance with the foregoing, nothing in this Section 8.9 shall be read to contravene the duty of the Board to meet on at least a bi-monthly basis pursuant to Section 8.6(a).

8.10          Special Meetings. Special meetings of the Board may be called (i) by any Board Member at any time, regardless of whether an Emergency in accordance with Section 4.4(b) exists, or (ii) by any Member in connection with an Emergency in accordance with Section 4.4(b). A special meeting being called pursuant to clause (ii) shall require no less than twenty-four (24) hours’ notice to each Board Member. All notices of special meetings of the Board must include appropriate dial-in information to permit each Board Member to participate in such meeting by means of video or telephone conference or similar electronic means.

8.11          Monthly Business Update. For so long as BPPUS has an Ownership Percentage of at least 10%, the Company shall hold a monthly business update meeting, whether in person, telephone or video conference or similar electronic means, with designated representatives of BPPUS (the “Monthly BPPUS Director Meeting”). The Monthly BPPUS Director Meeting shall cover key operational, commercial, financial, legal and regulatory, project and compliance matters. For as long as BPPUS has an Ownership Percentage of at least 10%, any Material Development shall be reported to the BPPUS-Appointed Board Members as promptly as practicable following Knowledge thereof by BKV.

8.12          Board Reserved Matters. The following items will be “Board Reserved Matters” and require, subject to Section 8.8, (i) the approval of the Board and (ii) for as long as (and only for so long as) BPPUS has an Ownership Percentage of at least 10%, the approval of at least one BPPUS-Appointed Board Member:

(a)            Any (i) sale of the Company or any Project Subsidiary, (ii) any transfer of substantially all the assets of the Company to a third party or (iii) any merger, consolidation, amalgamation, or similar business combination involving the Company, in the case of each of clauses (i)-(iii), other than a sale pursuant to the transfer provisions set forth in Sections 9.5 (Tag-Along Rights) and 9.6 (Drag-Along Rights), or the sale, transfer or other disposition to an entity wholly owned by the Company.

(b)            Any winding up, dissolution or liquidation of the Company or any Project Subsidiary; any commencement of or any filing or petition for a voluntary bankruptcy or reorganization of the Company or any Project Subsidiary under any federal or state bankruptcy or insolvency law; or making a general assignment for the benefit of creditors of the Company or any Project Subsidiary.

(c)            Any amendment, restatement, or revocation of the limited liability agreement or other constitutional or organizational documents of the Company or any Project Subsidiary; other than amendments to (i) Exhibit A hereto from time to time as contemplated by this Agreement, (ii) address certificates as set forth in Section 9.9(a), (iii) the constitutional or organizational documents of Project Subsidiaries substantially similar to amendments contemplated by clause (i) or (ii) of this Section 8.12(c), or (iv) the constitutional or organizational documents of Project Subsidiaries as required to execute, fund or consummate an Approved Strategic Investment.

(d)            Any material change in the nature of the Business of the Company or the purpose of the Company (including expanding the Business into a new country).

(e)            Unless specified otherwise in this Agreement, entry by the Company or any of its Subsidiaries into any transaction or contract with (i) any of BKV or BPPUS, or any of their respective Subsidiaries or Affiliates (other than the Company and its subsidiaries) or (ii) any member of the Board, any member of the Board’s family or any entity Controlled, directly or indirectly, by any such individual, except for customary director and officer liability insurance policies, indemnification agreements, or similar arrangements.

(f)             Issuance, sale, repurchase, or redemption of any of the equity interests of the Company (including the issuance to a third party or to a Member of any security of the Company convertible into or exercisable for equity interests in the Company); provided, that any change in Ownership Percentages as a result of any change in Capital Contribution made in accordance with Article 3, and any change in Membership Interests deemed owned by a Member as contemplated by Section 9.1, will not require approval as a Board Reserved Matter.

(g)            Approval or amendment of the Approved Budget (including operating, general and administrative and capital budgets), provided that the Approved Budget shall be amended and updated without such approval (and such amendment and/or update will not be a Board Reserved Matter) as provided in Section 4.4(c).

(h)            The admission of any new member to the Company other than pursuant to a transfer or issuance made in compliance with Article 9.

(i)             Approval, making or reimbursement of any expenditure in respect of the Company that is not generally contemplated by an Approved Budget, other than as provided in Section 4.4(b).

(j)             Any lease, transfer or disposal by the Company to a third party of any operational assets or property not being undertaken in the ordinary course of business that exceeds the amount of $5,000,000 individually or $10,000,000 in aggregate per fiscal year except in connection with the execution, funding or consummation of an Approved Strategic Investment.

(k)            The early termination without Board approval of, or the execution or material amendment of, any Material Contract to which the Company or any Project Subsidiary is a party; provided, however, that, in each case, (i) consistent with BKV’s ability to execute and fund an Approved Strategic Investment, no approval as a Board Reserved Matter shall be required for the entry into or amendment of a Material Contract in connection with the execution, funding or consummation of an Approved Strategic Investment where the nature of such Material Contract and the estimated expenditures associated therewith are contemplated by the materials provided to the Board in connection with such Approved Strategic Investment and (ii) no approval shall be required if the expenditures associated with the entry into or amendment of such Material Contracts are contemplated by an Approved Budget.

(l)             Except for indebtedness contemplated by the Approved Budget, indebtedness (whether secured or unsecured) incurred by any subsidiary of the Company in connection with the financing (in whole or in part) of an Approved Strategic Investment, Company Loans, and as contemplated by Section 3.7(b): (i) the incurrence by the Company or any Project Subsidiary of new indebtedness, or increase of existing indebtedness of the Company or such Project Subsidiary, in the aggregate in excess of $5,000,000, (ii) the guarantee by the Company or any Project Subsidiary of indebtedness in excess of $5,000,000 (other than guarantees made in the ordinary course of business), or (iii) any creation, incurrence or assumption by the Company or any Project Subsidiary of any new lien, pledge, mortgage or similar encumbrance over any assets or property of the Company or any such Project Subsidiary, in each case not in the ordinary course of business and not in connection with the incurrence or guaranty of indebtedness permitted by clauses (i) or (ii) of this Section 8.12(l).

(m)           The making of any loan (for borrowed money) by the Company or any Subsidiary to a third party (acknowledging that intercompany loans among subsidiaries of the Company are excluded).

(n)            Resolving any disputes, controversies or proceedings in relation to any tax matters with the IRS or entering into any binding agreement or settlement with the IRS on any material item in dispute with respect to any of the Company’s or any Subsidiary’s federal income tax return in an amount owing by the Company in excess of $5,000,000.

(o)            Any appointment or removal of the Company’s auditors.

(p)            Any adoption or material change to the accounting principles and/or the financial reporting standards of the Company, except as required by GAAP or as reasonably necessary for the consolidated financial statements of BKV to comply with or conform to GAAP or BKV’s reporting obligations under the U.S. federal securities laws.

(q)            Any change of the Fiscal Year of the Company.

(r)             Making of any capital calls on the Members, provided the capital calls contemplated by Section 3.2(a)(i), Section 3.2(a)(ii), and Section 3.2(a)(iii) shall not be Board Reserved Matters.

(s)            Entry by the Company into any compromise or settlement (other than as contemplated by Section 8.12(n)) for an amount in excess of $3,000,000 in connection with any action, litigation, suit, arbitration or other proceedings against the Company.

(t)             Making any material goodwill impairments in the consolidated financial statements of the Company other than those determined by BKV to be reasonably necessary to comply with GAAP or as reasonably necessary for the consolidated financial statements of BKV to comply with or conform to GAAP or BKV’s reporting obligations under the U.S. federal securities laws.

Article 9. TRANSFERS, SALES AND RIGHTS OF MEMBERSHIP INTERESTS

9.1            Membership Interests. Each Member shall be deemed to own a number of Membership Interests equal to its Ownership Percentage.

9.2            Transfers.

(a)            Subject to the provisions of this Article 9, each Member may transfer or encumber such Member’s Membership Interests, in whole or in part; provided, however, that no Member shall transfer all or any of its Membership Interest (A) if such transfer would subject the Company to the reporting requirements under the U.S. federal securities laws, (B) if such transfer would cause the Company to lose its status as a partnership for federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704, (C) if such transfer would violate, give rise to a default under or cause any payment to become due under, any credit agreement, guaranty, or similar credit document or any other material contract to which the Company or any Affiliate of the Company is bound, (D) in the case of a proposed direct transfer by BKV of less than all of its Membership Interest (other than to an Affiliate that is under the Control of BKV or in the case that BPPUS has exercised its rights under Section 9.5), without the prior consent of BPPUS, such consent not to be unreasonably conditioned or withheld, or (E) in the case of a transfer by BPPUS, if such transferee is a BKV Competitor; and provided, further, that no transfer shall occur unless and until the transferee is admitted as a Member pursuant to Section 9.3. If a Member transfers Membership Interests in violation of the provisions of this Article 9, such transfer shall be deemed to be void ab initio. Upon a valid transfer of Membership Interests, Exhibit A shall be amended, without any further action by the Board or consent of any Member, to reflect the resultant new Ownership Percentages.

(b)            For the avoidance of doubt, the rights of BPPUS contained herein to appoint Board Members, approve Board Reserved Matters, receive information about the Business, and to receive and exercise rights under Section 9.4, Section 9.5, Section 9.6 (including, for the avoidance of doubt, the right to require a minimum EIRR in connection with a Qualified Sale), Section 9.7 and Section 9.8, together with any other governance, consent, information or approval rights that accrue to BPPUS herein, are personal to BPPUS and are not transferrable, assignable, exercisable or enforceable by any other Person (except for an Affiliate that is under the Control of BPPUS, but only for so long as such Person remains an Affiliate under the Control of BPPUS) whether or not BPPUS has transferred some or all of its Membership Interests to such other Person; provided, however, that in connection with a proposed transfer by BPPUS of all (but not less than all) of its Membership Interests to any other Person (except for an Affiliate that is under the Control of BPPUS), BKV will permit such Person the right to appoint Board Members as provided, and subject to the limitations contained in, Section 8.2, and BKV agrees to discuss with such Person (if requested) the opportunity for the transfer of certain limited consent or approval rights, as appropriate, in respect of such Membership Interests.

(c)            For the avoidance of doubt, the transfer restrictions set forth in this Article 9 shall apply solely to direct transfers of Membership Interests by the Members and shall not apply to any change in the composition or ownership of BKV or BPPUS or any restructuring by BKV or BPPUS of their respective assets and subsidiaries other than or in addition to the Membership Interests (for example, no “Right of First Offer” or other limitation will apply to any transaction at the BKV-level, or to any transaction by BKV involving substantial assets, interests and/or liabilities other than or in addition to its membership interest in the Company); provided, however, that it is not the intent of the parties to avoid the application of Section 9.4 and Section 9.5 through an internal restructuring of the holding of Membership Interests and subsequent disposition by such Member of an entity, all or substantially all of the assets of which are the Membership Interests.

9.3            Admission of Member.

(a)            A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement, which, in any case, shall contain the representations, mutatis mutandis, with respect to such transferee as set out in Schedule 2.6, and such transferee shall not be admitted without prior written notice to the other Member. Upon admission of the transferee as a Member, the transferee shall have the economic rights, powers and duties and shall be subject to the restrictions and liabilities of the Members under this Agreement, but shall not have any governance rights of any Member hereunder. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make Capital Contributions to the Company pursuant to Section 3.2 or in respect of any outstanding Member Capital Loans, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement. Whether or not the transferee of a Membership Interest is admitted as a Member, the Member transferring the Membership Interest is not released from any liability to the Company or to the other Member in connection with a Member Capital Loan, if any, under this Agreement, unless a novation agreement has been entered into by the transferee pursuant to which the transferee assumes all liabilities and obligations relating to such Member Capital Loan transferred by the transferring Member.

(b)            In connection with the transfer of all (but not part) of a Member’s Membership Interests, once the transferee of such Membership Interests is admitted as a Member, (i) the transferring Member shall cease to be a member of the Company and the transferee shall automatically be admitted as a member of the Company and (ii) the term “Member” shall be deemed amended to include the transferee and exclude the transferor.

9.4            Right of First Offer.

(a)            Subject to the conditions and restrictions set forth in this Article 9, if either Member intends to transfer directly (other than a transfer to an Affiliate under the Control of such Member) all or any portion of its Membership Interests (the “ROFO Interests”) to any third party (such Member, the “ROFO Member”), then the ROFO Member shall deliver written notice thereof (the “ROFO Notice”), including the amount of ROFO Interests, to the other Member (the “Non-ROFO Member”).

(b)            During the 30-day period immediately following the Non-ROFO Member’s receipt of the ROFO Notice (the “ROFO Election Period”), the ROFO Member shall enter into exclusive, non-binding, good faith discussions regarding the possible purchase of the ROFO Interests by the Non-ROFO Member. During the ROFO Election Period, the Non-ROFO Member shall have the option, but not the obligation, to make a written offer (the “Non-ROFO Member Offer”) to the ROFO Member to purchase the ROFO Interests. The Non-ROFO Member Offer shall (i) be irrevocable, subject to an expiration date to be set forth therein, which may not be more than thirty (30) days or less than ten (10) days from the date of such notice, (ii) include no financing condition, provide for a timeline of regulatory approvals not to exceed ninety (90) days and include reasonably satisfactory supporting evidence of the Non-ROFO Member’s ability to pay and timely consummate the transaction contemplated thereby, and (iii) set forth the price to be paid for the ROFO Interests, which shall be denominated and payable in U.S. dollars, and the other material terms and conditions of such purchase.

(c)            If the ROFO Member accepts in writing the Non-ROFO Member Offer prior to the expiration thereof, then the Members shall use commercially reasonable efforts to consummate the transfer of the ROFO Interests to the Non-ROFO Member as soon as reasonably practicable, but in any event within sixty (60) days after the acceptance of the Non-ROFO Member Offer (which 60-day period may be extended by either Member for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority), unless the Members otherwise agree in writing (the “ROFO Closing Deadline”). The transfer shall be consummated pursuant to a purchase agreement between the Members providing for customary representations, warranties and covenants regarding, in the case of the Non-ROFO Member, the ability to fund and pay the applicable consideration, including the absence of any payment conditions, authorization, execution and delivery of relevant documents, enforceability of such documents against the Non-ROFO Member, absence of regulatory, shareholder, or other third-party approvals or consents and other matters relating to the Non-ROFO Member (but shall not be required to make any representations or warranties regarding any other Member or any representations or warranties regarding the Company’s business, operations, assets or liabilities) and, in the case of the ROFO Member, its title to and ownership of its applicable Membership Interest, authorization, execution and delivery of relevant documents, enforceability of such documents against the ROFO Member, absence of required regulatory, shareholder, or other third-party approvals or consents and other matters relating to the ROFO Member (but shall not be required to make any representations or warranties regarding any other Member or such other Member’s Membership Interests or any representations or warranties regarding the Company’s business, operations, assets or liabilities). At the closing of the transfer, the Non-ROFO Member shall pay to the ROFO Member the purchase price set forth in the Non-ROFO Member Offer.

(d)            If (i) the Non-ROFO Member does not deliver the Non-ROFO Member Offer prior to the expiration of the ROFO Election Period, (ii) the ROFO Member rejects a Non-ROFO Member Offer timely delivered by the Non-ROFO Member or such offer expires in accordance with its terms, or (iii) the Non-ROFO Member delivers the Non-ROFO Member Offer, but the Non-ROFO Member and the ROFO Member do not consummate the transactions contemplated thereby prior to the ROFO Closing Deadline, then, in each case, the Non-ROFO Member shall be deemed to have waived its rights under this Section 9.4 with respect to the ROFO Interests, and, subject to Section 9.5, the ROFO Member shall thereafter be free to transfer all but not less than all of the ROFO Interests to a third party on terms and conditions which, in the aggregate and taken as a whole, are determined by the Board in good faith to be superior to the terms and conditions offered (if any) by the Non-ROFO Member set forth in the Non-ROFO Member Offer, which may include terms and conditions relating to price, regulatory or third party approvals, timing, or execution risk; provided, that, if the ROFO Member does not consummate the transfer of the ROFO Interests to the third party within one hundred eighty (180) days after the expiration of the later of the expiration of the ROFO Election Period, the rejection of the Non-ROFO Member Offer, or the ROFO Closing Deadline, as applicable (which 180-day period may be extended for a reasonable time not to exceed an additional sixty (60) days to the extent reasonably necessary to obtain required regulatory, shareholder, or other third-party approvals or consents), the ROFO Member must again provide notice and opportunity to offer to purchase the ROFO Interests to the Non-ROFO Member and otherwise comply with the provisions of this Section 9.4 in order to transfer such ROFO Interests.

(e)            If, after complying with the foregoing provisions of this Section 9.4, the ROFO Member intends to accept an offer to transfer the ROFO Interests to a third party, the ROFO Member shall deliver a written notice to the Non-ROFO Member notifying it of such intended transfer, including the purchase price, the identity of the third party and the other material terms and conditions (the “ROFO Offer Notice”).

9.5            Tag-Along Rights.

(a)            Except in the event of a transfer to an Affiliate or by BKV in connection with a Qualified Sale pursuant to Section 9.6, if, following compliance by BKV with its obligations under Section 9.4, BKV is permitted to transfer directly all of the ROFO Interests to a third party, then BPPUS will be permitted to participate in the sale of such interests on the terms and conditions set forth in this Section 9.5 (a “Tag-Along Sale”).

(b)            BPPUS may exercise its right to participate in the Tag-Along Sale by delivering to BKV a written notice (a “Tag-Along Notice”), no later than fifteen (15) Business Days following the receipt of the ROFO Offer Notice, stating BPPUS’ intention to include all or any portion of its Membership Interest (up to its Tag-Along Portion) in the Tag-Along Sale.

(c)            BPPUS, to the extent it timely elects to participate in the Tag-Along Sale pursuant to paragraph (b) above, shall have the right to transfer in the Tag-Along Sale its Membership Interests on a pro rata basis (i.e., sell a percentage of its Membership Interests up to the same percentage of Membership Interests as BKV is selling of its Membership Interests) (such amount, the “Tag-Along Portion”). Notwithstanding the foregoing, in the event any proposed transfer by BKV would cause BKV to have an Ownership Percentage of less than fifty percent (50%), then BPPUS, to the extent it timely elects to participate in the Tag-Along Sale pursuant to paragraph (b) above, shall have the right, but not the obligation, to transfer all of the Membership Interests then currently held by BPPUS in the Tag-Along Sale.

(d)            The election of BPPUS set forth in a Tag-Along Notice will be irrevocable, and, to the extent the transfer by BKV is consummated, BPPUS will be bound and obligated to consummate the transfer on the terms and conditions set forth in this Section 9.5.

(e)            If BPPUS does not deliver a Tag-Along Notice in compliance with Section 9.5(b), it will be deemed to have waived its right to participate in the Tag-Along Sale, and BKV thereafter shall be permitted to consummate the transfer in accordance with and subject to Section 9.4(d).

(f)             In any transfer pursuant to which BPPUS exercises its rights under this Section 9.5, the aggregate consideration to be paid by the third party shall be allocated among the Members based on the relative Ownership Percentage of each such Member’s Membership Interest to be sold in the Tag-Along Sale.

(g)            BPPUS will make or provide the same representations, warranties, covenants, indemnities and agreements as BKV makes or provides in connection with the Tag-Along Sale; provided, however, that all representations, warranties, covenants and indemnities will be made by the Members severally and not jointly and any indemnification obligation will be pro rata based on the consideration received by the Members in an amount not to exceed the aggregate proceeds received by such Members in connection with the Tag-Along Sale.

(h)            BPPUS shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by BKV, but subject to Section 9.5(g).

(i)             The fees and expenses of BKV incurred in connection with a Tag-Along Sale and for the benefit of both Members (it being understood that costs incurred by or on behalf of BKV for its sole benefit will not be considered to be for the benefit of both Members), to the extent not paid or reimbursed by the Company or the proposed transferee, will be shared by the Members on a pro rata basis, based on the consideration received by each such Member; provided that BPPUS shall not be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

9.6            Drag-Along Rights.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the Effective Date and after BKV has complied with the procedures set forth in Section 9.4, BKV proposes to transfer all of its Membership Interests to a third party, whether by way of merger transaction, transfer, sale or otherwise (a “Qualified Sale”), each other Member (the “Dragged Member”), after having received written notice from BKV, shall be required to transfer all of its Membership Interests to such third-party transferee in accordance with the terms of this Section 9.6; provided, however, that if the Dragged Member is BPPUS, such transfer must be on terms and conditions, including at a price per Membership Interest, that would be sufficient, based on the final consideration set forth in the definitive transaction agreement in the Qualified Sale, for BPPUS to achieve an EIRR of 17% in order to qualify as a Qualified Sale. For purposes of this paragraph, “EIRR” means, as of any time of determination, the internal rate of return computed on the basis of actual cash-flow dates (ACT/365) that results in a net present value of zero for the series of cash flows consisting of (i) the cumulative amount of all Capital Contributions made by BPPUS to the Company in respect of such Membership Interests being transferred pursuant to this Section 9.6, taken as negative cash flows on their actual funding dates, and (ii) the sum of (A) the total cash and/or non-cash consideration to be received by BPPUS in connection with a transfer of its Membership Interests pursuant to this Section 9.6, without duplication of amounts distributed or to be distributed pursuant to clause (B), taken as a positive cash flow on the expected payment date(s) thereof, and (B) the cumulative amount of distributions (including the distribution, if any, to be made at such time) that BPPUS has received in respect of such Membership Interests, taken as positive cash flows on their actual receipt dates, in each case determined in accordance with the accepted use of the Microsoft Excel XIRR function. For the avoidance of doubt, EIRR shall be calculated on a pre-tax basis and shall not be reduced for any taxes borne at the Member level by BPPUS or its Affiliates; provided that Company-level taxes to the extent they reduce amounts distributable to Members shall be reflected solely to the extent actually borne economically by BPPUS through reduced distributions or proceeds. In addition, the calculation shall give effect to all fees, costs and expenses related to the transaction that reduce proceeds payable to selling Members (including, without limitation, brokerage, financial advisory, legal and accounting fees and transfer taxes, but not escrows and holdbacks, to the extent borne by the Company or the selling Members on a pro rata basis; provided that any fees, costs or expenses borne solely by BKV or its Affiliates shall be disregarded for purposes of the EIRR calculation unless such amounts are borne by all Members pro rata.

(b)            In connection with the sale of its Membership Interests pursuant to the terms of this Section 9.6, each Dragged Member shall make, or agree to make, representations or warranties on title, ownership, and authority over their own Membership Interests, and shall not make any representations regarding the Company or its business. However, each Dragged Member shall agree to the same terms and conditions as BKV in relation to any purchase price adjustment or indemnification adjustment holdback or escrow (in each case on a pro rata basis based on Ownership Percentages); provided, that, no Dragged Member shall be required to assume or incur any liability in excess of the amount to be distributed or paid to such Dragged Member in connection with the Qualified Sale, except with respect to fraud; provided, further, that the liability of the Members in a Qualified Sale shall be several (and not joint). Each Dragged Member shall take all commercially reasonable actions requested by BKV in connection with the consummation of the Qualified Sale including tendering the Dragged Member’s Membership Interests and consenting to, voting for and waiving any dissenter rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Qualified Sale.

(c)            Each Member shall be responsible for funding its proportionate share of any adjustment in purchase price or escrow arrangements in connection with the Qualified Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Qualified Sale, in each case, based on Ownership Percentages.

(d)            Each Member shall be responsible for its proportionate share of the fees, commissions and other out-of-pocket expenses of the Qualified Sale.

(e)            At least five (5) Business Days prior to the consummation of the Qualified Sale, or as otherwise requested by BKV, each Dragged Member shall deliver to the Company to hold in escrow pending transfer of the consideration therefor any agreements or other documents reasonably required to consummate such sale, including a limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of the Dragged Member’s interests in the Company. In the event that a Member should fail to deliver its interests in the Company or documents described herein, the Company shall cause the books and records of the Company to show that such interests in the Company are bound by the provisions of this Section 9.6 and that such interests in the Company may only be transferred to the purchaser in such Qualified Sale.

9.7            Preemptive Rights.

(a)            If the Company proposes after the Effective Date to issue any Membership Interests or other securities of the Company that constitute equity in the Company or are convertible into equity in the Company (“Equity Securities”) to any Person in a transaction or transactions (other than, for the avoidance of doubt, any deemed issuances of Membership Interests pursuant to Section 9.1 in connection with a change in Ownership Percentages), each of BKV and BPPUS (“Original Members”) shall have a preemptive right to purchase its pro rata share (based on Ownership Percentage) of such Equity Securities, on the same terms and conditions as offered to any other Person (including the other Original Member).

(b)            In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Original Members pursuant to this Section 9.7, the Company shall provide notice (the “Preemptive Rights Notice”) to the Original Members no later than ten (10) Business Days prior to the expected consummation of such transaction or transactions. The Preemptive Rights Notice shall set forth the Equity Securities being offered, the purchase price thereof, and the payment terms. Any Original Member shall provide notice of its election to exercise such rights within fifteen (15) Business Days after receipt of such Preemptive Rights Notice, which notice shall constitute a legally binding obligation of such Original Member to purchase such Equity Securities on the terms set forth in the Preemptive Rights Notice, which may be revoked only with the consent of the Company. The failure of an Original Member to respond to the Preemptive Rights Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such proposed transaction or transactions. If an Original Member elects not to exercise its respective preemptive right, the Company shall provide notice of such fact to the other Original Member within three (3) Business Days following the receipt of notice thereof (or deemed election not to exercise), and the other Original Member shall have the right to purchase additional Equity Securities (a “Subsequent Purchase”) from the Equity Securities as to which no such right was exercised. The failure of an Original Member to respond to such subsequent notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such Subsequent Purchase. Any Equity Securities specified in the Preemptive Rights Notice that are not purchased pursuant to the terms of this Section 9.7 may be issued and sold by the Company on economic terms no less favorable than the terms offered in the Preemptive Rights Notice within 180 days of the date of the Preemptive Rights Notice. Any such Equity Securities not issued within such 180-day period will be subject to the provisions of this Section 9.7(b) upon subsequent issuance.

(c)            Each Original Member exercising its preemptive rights hereunder shall take all reasonably necessary and desirable actions as directed by the Company in connection with such Member’s participation in the applicable issuance, including executing a purchase (or similar) agreement and making customary representations and warranties therein and agreeing to provide customary indemnification as directed by the Company.

(d)            The Company has full discretion to abandon any proposed transaction giving rise to the preemptive rights set forth in this Section 9.7 and shall in no event be required to offer or sell Equity Securities to any Member prior to the consummation of a binding purchase agreement executed in connection with such issuance. Neither the giving of the Preemptive Rights Notice nor any Original Member’s election to exercise its preemptive rights shall obligate the Company, or entitle such Original Member, to any proposed issuance of Equity Securities.

9.8            Equity Swap Option.

(a)            If and for so long as BPPUS has an Ownership Percentage of less than 10% (the “Equity Swap Election Period”), following the third (3rd) anniversary of the date of this Agreement, BPPUS may elect, in its sole discretion, to exchange all of its Membership Interest for a number of shares of BKV common stock, par value $0.01 per share (“BKV Common Stock”), of equivalent value (the “Equity Swap Option”) on the terms and subject to the conditions of this Section 9.8.

(b)            The value of such BKV Common Stock will be based on the average of the daily per share volume weighted average prices of shares of BKV Common Stock (as reported by Bloomberg L.P. (or a mutually agreed alternative service)) for each day that is a Trading Day (without regard to pre-open or after hours trading) during the twenty (20) consecutive Trading Days ending on and including the date of the definitive agreement relating to such transaction. The value of BPPUS’s Membership Interests will be determined in good faith between BPPUS and BKV; provided, however, in the event that BPPUS and BKV are unable to agree on a value of BPPUS’s Membership Interests within thirty (30) days of delivery of the Equity Swap Option Election Notice, such value will be determined by a U.S. nationally recognized investment banker or valuation firm selected by mutual agreement of the Members. BPPUS may exercise the Equity Swap Option by delivering a written notice to BKV stating its intent to exercise the Equity Swap Option (the “Equity Swap Option Election Notice”) on the terms set forth in the preceding sentence.

(c)            If BPPUS exercises the Equity Swap Option by delivering an Equity Swap Option Election Notice, BPPUS and BKV agree to (i) enter into a purchase agreement on substantially the same terms (other than purchase price) as the MIPA (as applicable), concurrently with the closing of the Equity Swap Option (the “Equity Swap Option Closing”) and such other definitive agreements necessary or desirable, in the reasonable opinion of BKV, to effectuate the Equity Swap on terms substantially consistent with the MIPA (as applicable), and (ii) use good faith efforts to obtain any regulatory, shareholder, or other third-party approvals or consents required in connection therewith.

9.9            Certificates; Legends.

(a)            All Membership Interests shall be recorded in book-entry form unless a Member requests that the Company produce or deliver a certificate representing such Member’s Membership Interest, in which case, the Company shall produce and deliver one or more certificates representing the Membership Interests. Upon any such request, this Agreement shall be automatically amended (without any further action required by the Members) to add the following: “Any certificates representing Membership Interests shall be in such form as the Board shall prescribe. The Members hereby specify, acknowledge and agree that the Membership Interests are securities governed by Article 8 and all other applicable provisions of the Uniform Commercial Code as in effect from time to time in the State of Delaware and, pursuant to the terms of Section 8-103(c) thereof, all Membership Interests shall be “securities” for all purposes under Article 8 and all other applicable provisions of the Uniform Commercial Code.”

(b)            In addition to any other legend required pursuant to any agreement among the Members and the Company, each such certificate, if applicable, shall bear the following legend:

“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLYING WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BKV-BPP POWER LLC (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN COMPLIANCE WITH (INCLUDING ANY EXEMPTIONS FROM REGISTRATION UNDER) ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS.”

Article 10. TERMINATION

10.1          Dissolution. The Company shall be dissolved upon the earlier of (i) the unanimous written consent by the Members to dissolve the Company or (ii) the approval thereof by the Board as a Board Reserved Matter. Dissolution of the Company shall be effective on the date of such consent or approval, but the Company shall not terminate until the assets of the Company have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware.

10.2          Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Company in an orderly manner and satisfying the claims of its creditors and Members, and the assets of the Company shall be applied in the manner and in the priority set forth in Section 6.2. The Board shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed as promptly as practicable.

Article 11. MISCELLANEOUS

11.1          Notices. Any and all notices, demands, consents, approvals, elections and other communications (collectively, “Notices”) required or permitted under this Agreement shall be deemed adequately given only if in writing and shall be deemed to have been properly given (i) upon delivery, if delivered in hand, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service with all freight charges prepaid, or (iii) the date sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided, however, any notice of breach hereunder may not be given by electronic mail and a copy of any notice delivered by electronic mail must simultaneously be sent by one of the delivery methods set forth in clauses (i) or (ii) above. Whenever under this Agreement a Notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery, as applicable, shall automatically be extended to the next Business Day. All such notices and other communications shall be addressed to (A) the Members or the Company at their respective addresses set forth below or at such other addresses as any of them may from time to time designate by notice to the other Members and the Company pursuant to this Section 11.1 or (B) to the Board Members at the addresses set forth on Schedule 8.2 or at such other address as any Board Member may designate from time to time.

Notices to BPPUS shall be addressed to:

Banpu Power US Corporation
100 Congress Avenue, Suite 1551
Austin, Texas 78701
Attention: Mr. Paul Didsayabutra
Email: [***]

With copies via email to:

Attention: Mr. Dechaphong Yuwaprecha and Mr. Issara Niropas
Email: [***]

Notices to BKV shall be addressed to:

BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Mr. Chris Kalnin
Email: [***]

With copies to:

BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Ms. Lindsay Larrick
Email: [***]

Notices to the Company shall be addressed to:

BKV-BPP Power LLC
c/o BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Ms. Lindsay Larrick
Email: [***]

With copies to each Member.

11.2          Successors and Assigns. The agreements contained herein shall be binding upon and, subject to Section 9.2 and Section 9.3, inure to the benefit of the permitted successors and assigns of the respective parties hereto.

11.3          Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

11.4          Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

11.5          Entire Agreement. This Agreement, and the schedules and exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations between the parties pertaining to the subject matter hereof, whether oral or written.

11.6          Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

11.7          Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

11.8          Consent to Jurisdiction. The Members hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and not in any other state or federal court in the United States of America or any court in any other country, provided, however, that if, and only if, the Chancery Court does not have jurisdiction over such action or proceeding, such action or proceeding may be brought in any other state court of the State of Delaware having jurisdiction or, if jurisdiction is exclusive in the federal courts, in the United States District Court for the District of Delaware (collectively, the “Alternative Delaware Courts”), (ii) consent to submit to the exclusive jurisdiction of the Chancery Court and, solely to the extent provided in clause (i), to the jurisdiction of the Alternative Delaware Courts, (iii) agree that service of process may (but need not) be made upon them by certified mail, return receipt requested, to their addresses set forth in Section 11.1 or to such other addresses as any of them may from time to time designate by notice to the other Members and the Company pursuant to Section 11.1, or by any manner permitted by law, and (iv) agree not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

11.9          Amendments. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by each of BKV and BPPUS if and to the extent such party remains a Member.

11.10        Waiver of Jury Trial. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement hereof, or dealings with each other as Members of the Company.

11.11        Prevailing Party. In any action or proceeding arising in connection with this Agreement, the costs and reasonable attorneys’ fees of the prevailing party shall be paid by the other party.

11.12        Confidentiality. No Board Member or Member shall issue any press release or otherwise make any public announcement naming any Member or any of its direct or indirect beneficial owners, advisors or other agents, or indicating any of their involvement with the Company, without the consent of such Member; provided, such consent shall not be necessary to include such information in a registration statement, proxy statement, information statement or any other document filed pursuant to applicable law, the U.S. securities regulations, or stock exchange requirements. Each Board Member and Member acknowledges that such Board Member, Member and their respective Affiliates, including any BPPUS-designated representative in attendance at the Monthly BPPUS Director Meeting or requested attendees at a Board Meeting pursuant to Section 8.6(e), may have access to (i) information provided by one party to the other, (ii) financial information, Approved Budgets, information contained in any books, records, computer discs and similar materials containing Company information, and invoices and other documents received or maintained by the Company pursuant to this Agreement, other than information that is available from public sources and (iii) proprietary or confidential information of another Member (collectively, the “Confidential Information”). Each Board Member and Member agrees to hold (and cause its Affiliates, the BPPUS-designated representative(s) in attendance at the Monthly BPPUS Director Meeting or requested attendees at a Board Meeting pursuant to Section 8.6(e) to hold) all Confidential Information in strict confidence and shall not use, publish, communicate, divulge, disseminate or otherwise disclose all or any portion of such Confidential Information at any time except with the prior written consent of the Company or the Member to which such Confidential Information relates. Notwithstanding the foregoing, each Board Member and Member shall be entitled to share such Confidential Information (a) with current and potential lenders and direct and indirect beneficial owners of the Company who have a similar obligation of confidentiality to such party, (b) if required by law (it being specifically understood and agreed that anything set forth in a registration statement, proxy statement, information statement or any other document filed pursuant to law will be deemed required by law), and (c) to its investors, attorneys and advisors who agree to maintain a similar confidence. Notwithstanding anything else in this Agreement and any other agreements among the parties, any Member (and each employee, representative, or other agent of any Member) and Board Member may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and any other transactions contemplated by this Agreement and any other agreements between the parties and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

11.13        Counterparts. This Agreement may be executed in any number of counterparts, including by electronic transmission, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

11.14        Independent Legal Advice. Each Member acknowledges that it has read and understands this Agreement, has consulted with legal counsel with respect to the terms and conditions hereof, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or the other Member other than those contained in writing herein, and has entered into this Agreement freely based on its own judgment with the advice of legal counsel and other advisers as it has deemed necessary or advisable.

11.15        Equitable Relief. Each Member acknowledges and agrees that any breach of this Agreement by such Member or the Company or any transferee or any legal representative thereof may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member or the Company to comply with such provisions and (b) the uniqueness of the Company, and the Company’s and each other Member’s business. Each Member and the Company consents to the issuance of an injunction or other enforcement of other equitable remedies against such Member or the Company at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all the terms of this Agreement, and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

11.16        Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto and no Person (other than Covered Persons) shall be a third party beneficiary of this Agreement. The Covered Persons not party hereto shall be third party beneficiaries of Sections 8.1(c), (d), (e) and (f). Notwithstanding anything set forth herein to the contrary, and for the avoidance of doubt, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company in its capacity as such or its subsidiaries or any creditor of any Member, and for the avoidance of doubt, no Member, Board Member or Affiliates thereof shall be deemed to have any duties of any nature whatsoever to any such creditor in its capacity as such by virtue of this Agreement or any interest it may have in ownership interests of the Company or its subsidiaries.

[Signatures appear on following page.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

BANPU POWER US CORPORATION,

a Delaware corporation

By:	/s/ Paul Didsayabutra
Name:	Paul Didsayabutra
Title:	Authorized Director

By:	/s/ Issara Niropas
Name:	Issara Niropas
Title:	Authorized Director

BKV CORPORATION,

a Delaware corporation

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	Chief Executive Officer

Exhibit A

Members and Ownership Percentages

Ownership Percentage
BKV Corporation 1200 17th Street, Suite 2100, Denver, Colorado 80202	75%

Banpu Power US Corporation c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808	25%

Exhibit A